UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

April 18, 2012 (April 16, 2012)

Date of Report (Date of earliest event reported)

Caesars Entertainment Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-10410	62-1411755
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Caesars Palace Drive Las Vegas, Nevada 89109
(Address of principal executive offices) (Zip Code)

(702) 407-6000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 28, 2008, the Registrant was acquired by affiliates of Apollo Global Management, LLC and affiliates of TPG Capital, LP (the “Acquisition”). As part of the Acquisition, on January 27, 2008, the Registrant entered into that certain Rollover Option Agreement (the “Rollover Agreement”) with Gary Loveman, the Registrant’s Chairman of the Board, Chief Executive Officer and President. Pursuant to the Rollover Agreement, Mr. Loveman agreed to not cash out in the Acquisition an option to purchase common stock of the Registrant, but instead convert such option into the right to purchase 133,133 shares of common stock of the Registrant at an exercise price of $25.00 per share. In February 2012, the Registrant effected a 1.742-for-one split of its common stock which adjusted the number of shares and exercise price under the Rollover Agreement, and therefore the Rollover Agreement currently allows Mr. Loveman to purchase 231,918 shares of our common stock at an exercise price of $14.35 per share. The option to purchase common stock pursuant to the Rollover Agreement is fully vested. The Rollover Agreement has an expiration date of June 17, 2012.

On April 16, 2012, the Human Resources Committee of the Board of Directors of the Registrant (the “HRC”) approved the award of an option to purchase of 231,918 shares of common stock (the “Option Grant”) pursuant to the Registrant’s 2012 Performance Incentive Plan (the “Plan”) to replace the option to purchase common stock under the Rollover Agreement. Pursuant to the terms of the Plan, the exercise price under the Option Grant is $14.35, which is greater than the closing price of the Registrant’s common stock of $13.83 per share on the NASDAQ Global Market Reporting System on April 16, 2012. The Option Grant is fully vested, and has an expiration date of April 16, 2022. In addition, Mr. Loveman and the Registrant agreed to terminate the Rollover Agreement as of April 16, 2012.

The HRC determined to award Mr. Loveman the Option Grant in order to allow him more time to realize the value of the options under the Rollover Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAESARS ENTERTAINMENT CORPORATION

Date: April 18, 2012	By:	/s/ Michael D. Cohen
Michael D. Cohen Senior Vice President, Deputy General Counsel and Corporate Secretary